Exhibit 99.8

CONSENT OF THOMAS HUTCHINSON III

In connection with the filing by ESH Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for ESH Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 26, 2022	Thomas Hutchinson III

/s/ Thomas Hutchinson III
Signature